Exhibit 99.1

News Release
Babcock & Wilcox Enterprises Reports Third Quarter 2023 Results and Announces Strategic Business Realignment

•Improved continuing operations revenues and adjusted EBITDA compared to the third quarter of 2022, led by Thermal Revenues increasing 17%
•Announced a commitment for a $150 million Senior Secured Credit facility refinancing
•Signed memorandum of understanding “MoU” for up to 200 tonnes per day of Hydrogen offtake in Louisiana with CO2 capture over a 10-year period
•Appointed Dr. Naomi Boness (Ph.D.) to Board of Directors, strengthening the Company’s expertise in hydrogen generation and carbon capture
•Announced strategic business realignment focused on higher margin aftermarket businesses and more predictable cash flows to improve the balance sheet and better position the Company for future growth in BrightLoop™ and ClimateBright™
•Expected annualized cost savings of over $30 million related to strategic business realignment
•Company considering strategic alternatives regarding non-strategic assets
•Announced decision to reclassify B&W Solar out of continuing operations

Q3 2023 Continuing Operations Financial Highlights

–Revenues of $239.4 million, a 13% improvement compared to the third quarter of 2022
–Net loss of $12.3 million, compared to a net loss of $12.8 million in the third quarter of 2022
–Loss per share of $0.18, compared to a loss per share of $0.15 in the third quarter of 2022
–Consolidated adjusted EBITDA of $20.0 million, after $2.0 million in expenses from ClimateBright™, an improvement compared to $13.0 million in the third quarter of 2022
–Ending backlog of $507.0 million, in-line with our expectations

Updated Outlook

–Updated backlog growth to a range of $550.0 million to $650.0 million by year-end 2023
–Updated Full Year 2023 Adjusted EBITDA target of $85.0 million to $90.0 million, excluding BrightLoop™ and ClimateBright™
–Introduced Full Year 2024 Adjusted EBITDA target of $100.0 – $110.0 million, excluding BrightLoop™ and ClimateBright™

(AKRON, Ohio – November 9, 2023) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the third quarter of 2023 and information regarding its strategic business realignment.

"Our third quarter results were highlighted by revenue growth, achieving another consecutive quarter of broad-based revenue expansion on a year-over-year basis, led by Thermal increasing 17%,” said Kenneth Young, B&W’s Chairman and Chief Executive Officer. “We are encouraged by the increased volumes for parts and services across our Renewable and Thermal segments, which drove the top-line performance during the third quarter. We are reducing the reliance on new build projects which require high interest LCs and typically lower margins, which will in turn, allow us to reduce the associated overhead and interest costs. We are also expanding our BrightLoop™ and ClimateBright™ investments, which together, reinforce our updated full-year adjusted EBITDA target for 2023 and newly introduced 2024 target.”

“We continue to progress our strategy to deploy our hydrogen and decarbonization technologies at commercial scale. Most notably, we are pleased to announce several meaningful developments related to our current BrightLoop™ project portfolio,” continued Young. “Our dedicated BrightLoop™ organization has made exceptional progress in terms of securing an MoU for hydrogen offtake, advancing project financing, and permitting in the states where these facilities will be located. Furthermore, we are excited to announce the appointment of Dr. Naomi Boness (Ph.D.) to our Board of Directors. Dr. Boness’ expertise in the energy sector, particularly in hydrogen generation and carbon capture, will prove invaluable as we continue to develop our hydrogen strategy.”

“The Company also announced today a strategic business realignment which positions B&W for more predictable cash flow generation that leverages our aftermarket business across each segment, capitalizing on higher margin opportunities,” Young added. “In response to today’s market conditions, which include higher interest costs and limited new build capital expenditures by our customers, we see a growing global trend in extending the operational lifespans of existing power and industrial generation facilities. This presents us with an opportunity to shift our focus to the more predictable revenue streams generated from our aftermarket businesses. We plan to utilize these cash flows to strengthen our balance sheet and reduce our debt. We are also evaluating strategic alternatives related to non-strategic assets. We believe these actions, along with project financing, will position the Company to fund future growth through evolving BrightLoop™ and ClimateBright™ technology opportunities. Further, we expect to realize up to $30 million in annualized cost savings primarily through reducing the high overhead associated with seeking multiple new-build projects. Additionally, we have announced our decision to reclassify our solar division from continuing operations. We believe that this strategic business realignment is an important step forward to improve our cash flows as we continue to deploy our hydrogen technologies.”

“Looking ahead, keeping the current global energy landscape in mind and considering our shift in focus, we are optimistic about the potential for additional near-term bookings and our revised pipeline of over $8.5 billion in identified global project opportunities over the next three years. With the exclusion of Solar and based on our existing project visibility, we are revising our adjusted EBITDA targets for the full year 2023 to $85.0 million to $90.0 million, when excluding BrightLoop™ and ClimateBright™. Our strategic focus on promoting future growth aligns with the sustained demand we observe across all segments, paving the way for improved performance in 2024.”

Strategic Business Realignment Plan

The following elements are integral to our strategy to realign our core competencies with sustainable and profitable growth:

–Greater focus on higher margin aftermarket parts and services across all three segments while reducing overhead associated with large new build projects
–Reducing required security packages with a targeted reduction of up to $20 million in posted Letters of Credit (“LCs”) by the end of fiscal year 2024
–Refinancing existing $150 million Senior Secured Credit facility to reduce our interest expense by up to $5 million
–Bolstering cash flow generation and strengthening the balance sheet along with project level financing to accelerate the deployment of our BrightLoop™ and ClimateBright™ technologies

Q2 2023 Continuing Operations Financial Summary

Revenues in the third quarter of 2023 were $239.4 million, a 13% improvement compared to the third quarter of 2022, primarily attributable to higher volumes in our Renewable segment due to B&W Renewable Services and to Thermal segment volume increasing due to a higher level of construction and parts activity. Net loss in the third quarter of 2023 was $12.3 million, compared to a net loss of $12.8 million in the third quarter of 2022. Loss per share in the third quarter of 2023 was $0.18 compared to a loss per share of $0.15 in the third quarter of 2022. Operating income in the third quarter of 2023 was $5.5 million compared to operating loss of $2.7 million in the third quarter of 2022. Adjusted EBITDA was $20.0 million compared to $13.0 million in the third quarter of 2022. Bookings in the third quarter of 2023 were $198 million. Ending backlog was $507 million, which is a 9% decrease compared to backlog at the end of the third quarter of 2022. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $87.1 million for the third quarter of 2023, an increase of 11% compared to $78.5 million in the third quarter of 2022. The increase in revenue is primarily due to higher volume associated with Renewable Service. Adjusted EBITDA in the third quarter of 2023 was $10.1 million compared to $4.5 million in the third quarter of 2022, primarily due to the higher revenue volume described above.

Babcock & Wilcox Environmental segment revenues were $46.4 million in the third quarter of 2023, an increase of 4% compared to $44.6 million in the third quarter of 2022. The increase is primarily driven by lower volume related to flue gas treatment projects offset by higher overall volume of cooling technology projects. Adjusted EBITDA in the third quarter of 2023 was $5.0 million, compared to $3.1 million in the third quarter of 2022, primarily driven by higher product mix as described above along with favorable close out of a flue gas treatment project.

Babcock & Wilcox Thermal segment revenues were $107.0 million in the third quarter of 2023, an increase of 17% compared to $91.3 million in the third quarter of 2022. The revenue increase is attributable to higher level of volume in our construction project business, parts and service and our package boiler business, partially offset by a decline in service projects. Adjusted EBITDA in the third quarter of 2023 was $11.3 million, an increase of 5% compared to $10.8 million in the third quarter of 2022, primarily driven by the higher revenue volume and product mix described above.

Liquidity and Balance Sheet

At September 30, 2023, the Company had total debt of $377.6 million and a cash, cash equivalents and restricted cash balance of $65.1 million.

Reclassifying Solar from Continuing Operations

As part of our strategic business realignment, the Company is actively marketing our Solar assets, resulting in the accounting of the Solar operations as held for sale. As a result, the Company has written off the entire balance of goodwill associated with the Solar business.

Significantly Reducing Cost of Debt

Subsequent to September 30, 2023, we obtained a commitment to refinance our Senior Credit facility. We also amended our existing Reimbursement Agreement, including updating certain financial covenants thereunder. The refinancing commitment upon closing is expected to reduce our interest cost by up to $5 million per year based on current interest rates.

Impacts of Market Conditions

We have experienced and may continue to experience, supply chain disruptions driven by any number of events globally, including pandemics, geopolitical conflicts (including the ongoing conflicts in Ukraine and the Middle East), climate change and others. We have also observed significant delays and disruptions of service and material providers and negative impacts to pricing of certain products. These delays and disruptions have had, and could continue to have, an adverse impact on our ability to meet customers’ demands and schedules. We are continuing to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supplying our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact to our operating results cannot be reasonably estimated.

Earnings Call Information

B&W plans to host a conference call and webcast on Thursday, November 9, 2023 at 5 p.m. ET to discuss the Company’s third quarter 2023 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 470-1428; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 539487. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

Adjusted EBITDA on a consolidated basis is a non-GAAP metric defined as the sum of the adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presents consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for the Company's Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs.

Bookings and Backlog

Bookings and backlog are our measure of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog. The Company is in the process of exiting its only remaining fixed fee Operational and Maintenance Contract in our Renewable segment. A similar contract was exited as of December 31, 2022. The company believes it is useful to exclude the impact of this contract on our operating results as well as our backlog in order to highlight the performance of the business.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods, and that shorter-term changes in bookings may not necessarily indicate a material trend.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this release are forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the impact of global macroeconomic conditions, including inflation and volatility in the capital markets; the impact of our divestiture of Babcock & Wilcox Solar Energy, Inc.("Babcock & Wilcox Solar", "B&W Solar"); the refinancing of our senior debt; our ability to integrate acquired businesses and the impact of those acquired businesses on our cash flows, results of operations and financial condition, including our recent acquisitions of Babcock & Wilcox Renewable Service A/S, formerly known as VODA A/S ("VODA"), Fossil Power Systems, Inc. ("FPS"), Optimus Industries, LLC ("Optimus") and certain assets of Hamon Research-Cottrell, Inc; our recognition of any asset impairments as a result of any decline in the value of our assets or our efforts to dispose of any assets in the future; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to comply with the requirements of, and to service the indebtedness under, our debt facility agreements; our ability to pay dividends on our 7.75% Series A Cumulative Perpetual Preferred Stock; our ability to make interest payments on our 8.125% senior notes due 2026 and our 6.50% notes due 2026; the highly competitive nature of our businesses and our ability to win work, including identified project opportunities in our pipeline; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; delays initiated by our customers; our ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost savings initiatives; our ability to successfully address productivity and schedule issues in our B&W Renewable, B&W Environmental and B&W Thermal segments; our ability to successfully partner with third parties to win and execute contracts within our B&W Environmental, B&W Renewable and B&W Thermal segments; changes in our effective tax rate and tax positions, including any limitation on our ability to use our net operating loss carryforwards and other tax assets; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; our ability to successfully compete with current and future competitors; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the impact of the ongoing conflicts in Ukraine and the Middle East; the impact of pandemics or other global health crises, and the other factors specified and set forth under "Risk Factors" in our periodic reports filed with the Securities and Exchange Commission, including our most recent annual report on Form 10-K filed on March 16, 2023.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect actual results.

The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises, Inc.
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Lou Salamone, CFO	Ryan Cornell
Babcock & Wilcox Enterprises, Inc.	Public Relations
704.625.4944 | investors@babcock.com	Babcock & Wilcox Enterprises, Inc.
330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$239.4	$211.7	$772.2	$611.5
Costs and expenses:
Cost of operations	186.0	164.3	603.7	478.2
Selling, general and administrative expenses	45.0	47.6	144.7	131.0
Advisory fees and settlement costs	0.6	1.2	(1.3)	10.3
Restructuring activities	1.3	0.4	2.7	0.4
Research and development costs	0.9	1.0	3.1	2.9
Gain on asset disposals, net	—	—	—	(7.1)
Total costs and expenses	233.9	214.4	753.0	615.6
Operating income (loss)	5.5	(2.7)	19.2	(4.1)
Other (expense) income:
Interest expense	(13.4)	(11.1)	(37.2)	(32.7)
Interest income	0.3	0.1	0.9	0.2
Benefit plans, net	(0.1)	7.4	(0.3)	22.3
Foreign exchange	(4.9)	(2.0)	(4.2)	(3.2)
Other income (expense) - net	—	0.5	(0.7)	(0.2)
Total other expense	(18.1)	(5.1)	(41.6)	(13.6)
Loss before income tax (benefit) expense	(12.6)	(7.8)	(22.3)	(17.7)
Income tax (benefit) expense	(0.3)	4.9	2.0	4.8
Net loss from continuing operations	(12.3)	(12.8)	(24.4)	(22.5)
Loss from discontinued operations, net of tax	(104.5)	(7.8)	(109.9)	(9.8)
Net loss	(116.8)	(20.6)	(134.2)	(32.2)
Net (income) loss attributable to non-controlling interest	(0.1)	2.8	(0.2)	3.6
Net loss attributable to stockholders	(116.9)	(17.8)	(134.5)	(28.6)
Less: Dividend on Series A preferred stock	3.7	3.7	11.1	11.1
Net loss attributable to stockholders of common stock	$(120.6)	$(21.5)	$(145.6)	$(39.7)

Basic and diluted loss per share:
Continuing operations	$(0.18)	$(0.15)	$(0.40)	$(0.34)
Discontinued operations	(1.17)	(0.09)	(1.24)	(0.11)
	$(1.35)	$(0.24)	$(1.64)	$(0.45)

Shares used in the computation of loss per share:
Basic and diluted	89.1	88.3	88.9	88.1
(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	September 30, 2023	December 31, 2022
Cash and cash equivalents	$48.4	$76.2
Current restricted cash and cash equivalents	6.5	15.3
Accounts receivable – trade, net	154.1	158.4
Accounts receivable – other	43.6	38.5
Contracts in progress	123.5	118.2
Inventories, net	113.5	102.6
Other current assets	22.8	27.0
Assets held for sale	29.9	21.4
Total current assets	542.3	557.6
Net property, plant and equipment, and finance lease	83.6	84.9
Goodwill	100.4	100.4
Intangible assets, net	46.1	51.6
Right-of-use assets	27.8	28.4
Long-term restricted cash	10.2	21.4
Deferred income taxes	4.7	3.0
Other assets	22.2	27.4
Noncurrent assets held for sale	—	68.0
Total assets	$837.3	$942.7

Accounts payable	$144.3	$131.2
Accrued employee benefits	12.2	12.5
Advance billings on contracts	95.4	130.9
Accrued warranty expense	8.5	9.6
Financing lease liabilities	1.3	1.2
Operating lease liabilities	3.6	3.5
Other accrued liabilities	72.3	54.0
Loans payable	5.3	3.8
Current liabilities held for sale	50.6	24.8
Total current liabilities	393.5	371.5
Senior notes	337.2	335.5
Loans payable, net of current portion	35.1	13.2
Pension and other postretirement benefit liabilities	134.5	136.2
Finance lease liabilities, net of current portion	26.6	27.5
Operating lease liabilities, net of current portion	25.2	25.6
Deferred tax liability	8.6	10.1
Non-current liabilities held for sale	—	5.7
Other non-current liabilities	18.2	19.6
Total liabilities	979.0	944.7
Commitments and contingencies
Stockholders' deficit:
Preferred stock, par value $0.01 per share, authorized shares of 20,000; issued and outstanding shares 7,669 at both September 30, 2023 and December 31, 2022	0.1	0.1
Common stock, par value $0.01 per share, authorized shares of 500,000; issued and outstanding shares of 89,371 and 88,700 at September 30, 2023 and December 31, 2022, respectively	5.1	5.1
Capital in excess of par value	1,544.8	1,537.6
Treasury stock at cost, 2,135 and 1,868 shares at September 30, 2023 and December 31, 2022, respectively	(115.2)	(113.8)
Accumulated deficit	(1,504.5)	(1,358.9)
Accumulated other comprehensive loss	(72.7)	(72.8)
Stockholders' deficit attributable to shareholders	(142.3)	(2.6)
Non-controlling interest	0.6	0.5
Total stockholders' deficit	(141.7)	(2.1)
Total liabilities and stockholders' deficit	$837.3	$942.7

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss from continuing operations	$(24.4)	$(22.5)
Loss from discontinued operations, net of tax	(109.9)	(9.8)
Net loss	(134.2)	(32.2)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill impairment	56.6	7.2
Change in fair value of contingent consideration	—	(9.6)
Depreciation and amortization of long-lived assets	16.5	13.2
Amortization of deferred financing costs and debt discount	3.7	3.9
Amortization of guaranty fee	0.5	0.5
Non-cash operating lease expense	4.4	5.7
Loss (gain) on asset disposals	0.2	(7.2)
Benefit from deferred income taxes, including valuation allowances	(5.6)	(2.6)
Prior service cost amortization for pension and postretirement plans	0.7	0.6
Stock-based compensation	7.2	6.5
Foreign exchange	4.2	3.2
Changes in operating assets and liabilities:
Accounts receivable - trade, net and other	4.3	(26.2)
Contracts in progress	2.5	(48.2)
Advance billings on contracts	(29.7)	28.9
Inventories, net	(10.5)	(15.1)
Income taxes	(0.2)	(2.1)
Accounts payable	28.1	39.6
Accrued and other current liabilities	(4.6)	(10.8)
Accrued contract loss	13.3	3.5
Pension liabilities, accrued postretirement benefits and employee benefits	(2.1)	(27.1)
Other, net	(5.6)	1.0
Net cash used in operating activities	(50.5)	(67.4)

Cash flows from investing activities:
Purchase of property, plant and equipment	(10.5)	(8.9)
Acquisition of business, net of cash acquired	—	(64.9)
Proceeds from sale of business and assets, net	—	2.5
Purchases of available-for-sale securities	(5.3)	(5.0)
Sales and maturities of available-for-sale securities	7.4	8.5
Other, net	(0.1)	0.3
Net cash used in investing activities	(8.6)	(67.6)

Cash flows from financing activities:
Issuance of senior notes	—	5.5
Borrowings on loan payable	97.1	1.3
Repayments on loan payable	(72.5)	(13.9)
Payment of holdback funds from acquisition	(2.8)	—
Payment of preferred stock dividends	(7.4)	(11.1)
Shares of common stock returned to treasury stock	(1.4)	(2.8)
Debt issuance costs	(0.2)	0.2
Other, net	(0.9)	1.7
Net cash provided by (used in) financing activities	11.9	(19.1)
Effects of exchange rate changes on cash	(0.7)	(3.2)
Net decrease in cash, cash equivalents and restricted cash	(47.9)	(157.2)
Cash, cash equivalents and restricted cash at beginning of period	113.0	226.7
Cash, cash equivalents and restricted cash at end of period	$65.1	$69.5
(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUES:
Babcock & Wilcox Renewable	$87.1	$78.5	$256.4	$196.4
Babcock & Wilcox Environmental	46.4	44.6	134.6	111.2
Babcock & Wilcox Thermal	107.0	91.3	384.2	309.9
Other	(1.1)	(2.8)	(3.0)	(6.0)
	$239.4	$211.7	$772.2	$611.5

ADJUSTED EBITDA:
Babcock & Wilcox Renewable	$10.1	$4.5	$19.2	$15.7
Babcock & Wilcox Environmental	5.0	3.1	10.3	5.1
Babcock & Wilcox Thermal	11.3	10.8	49.4	41.3
Corporate	(5.6)	(4.4)	(16.2)	(13.0)
Research and development costs	(0.9)	(0.9)	(3.1)	(2.5)
	$20.0	$13.0	$59.6	$46.5

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable	$0.5	$0.5	$1.6	$1.7
Babcock & Wilcox Environmental	0.8	0.8	2.3	2.4
Babcock & Wilcox Thermal	1.1	1.1	3.3	3.6
	$2.4	$2.3	$7.2	$7.7

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$0.6	$0.5	$2.1	$1.4
Babcock & Wilcox Environmental	0.2	0.2	0.6	0.6
Babcock & Wilcox Thermal	1.4	1.5	5.0	4.9
	$2.2	$2.2	$7.7	$6.9

	As of September 30,
BACKLOG:	2023	2022
Babcock & Wilcox Renewable	$133	$199
Babcock & Wilcox Environmental	173	121
Babcock & Wilcox Thermal	196	233
Other/Eliminations	5	2
	$507	$555

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(3)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss from continuing operations	$(12.3)	$(12.8)	$(24.4)	$(22.5)
Interest expense	13.4	11.4	37.1	33.6
Income tax expense	(0.3)	4.9	2.0	4.8
Depreciation & amortization	4.6	4.5	15.0	14.6
EBITDA	5.4	8.1	29.7	30.4

Benefit plans, net	0.1	(7.4)	0.3	(22.3)
Gain on sales, net	—	—	—	(0.1)
Stock compensation	0.4	3.4	5.9	5.2
Restructuring activities and business services transition costs	1.3	1.7	3.3	6.2
Settlement and related legal costs	—	0.8	(3.0)	7.2
Advisory fees for settlement costs and liquidity planning	—	—	0.5	1.9
Acquisition pursuit and related costs	0.3	2.6	0.6	4.8
Product development (1)	0.9	0.8	3.3	2.6
Foreign exchange	4.9	2.0	4.2	3.2
Financial advisory services	—	0.4	—	1.1
Contract disposal (2)	4.3	(0.1)	8.4	2.6
Letter of credit fees	2.0	1.1	5.6	3.0
Other - net	0.4	(0.4)	0.8	0.6
Adjusted EBITDA	$20.0	$13.0	$59.6	$46.5

(1) Costs associated with development of commercially viable products that are ready to go to market.
(2) Impacts of the disposal of our O&M contracts has been adjusted in the prior period to ensure uniform presentation with the current period.
(3) Figures may not be clerically accurate due to rounding.